LIFE PARTNERS HOLDINGS, INC. ANNOUNCES

ASSIGNMENT OF RIGHT TO RECEIVE INCOME

Waco, TX – May 30, 2013 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI), announced today that on May 24, 2013, its wholly-owned subsidiary, Life Partners, Inc. (“LPI”) entered into contracts with four unaffiliated investors in which LPI assigned the right to receive future payments otherwise payable to LPI from its investment in Life Assets Trust, S.A. The investors will receive payments until they realize a total of $9,411,667 or an annual compounded return on investment of 12%. In exchange for the right to receive these future payments, LPI received an immediate payment of $5,650,000 in cash.

LPI continues to hold a 19.9% interest in the Life Assets Trust, S.A., a Luxembourg joint stock company, which currently owns life settlement policies totaling $706 million in face value.

Details of the transaction are contained in a Form 8-K filed with the Securities and Exchange Commission on May 29, 2013.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.” Since its incorporation in 1991, Life Partners has completed over 149,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3.1 billion in face value.

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LPHI-G

Contact:

Life Partners Holdings, Inc.

Shareholder Relations

254-751-7797

info@LPHI.com

www.lphi.com